                                                                  EXHIBIT (c)(2)


                          TENDER AND OPTION AGREEMENT


         TENDER AND OPTION AGREEMENT, dated as of January 19, 1998 (the "Agreement"), by and among Albertson's Inc., a Delaware corporation ("Acquiror"), Locomotive Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Newco"), and FS Equity Partners II, L.P., a California limited partnership (the "Stockholder").

         WHEREAS, the Stockholder is the owner of 4,389,879 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Buttrey Food and Drug Stores Company (the "Company");

         WHEREAS, the Acquiror, Newco and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions therein, Newco will make a cash tender offer (the "Offer") for all of the outstanding shares of Common Stock and after expiration of the Offer will merge with the Company (the "Merger"); and

         WHEREAS, as a condition to the willingness of Acquiror and Newco to enter into the Merger Agreement, Acquiror has requested that the Stockholder agree, and in order to induce Acquiror and Newco to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

         1. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Acquiror as follows:

                 a. The Stockholder is the sole record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of the Shares and there exist no liens, claims, security interests, options, proxies, voting agreements, charges, obligations, understandings, arrangements or other encumbrances of any nature whatsoever, except for restrictions applicable thereto under federal and state securities laws ("Liens"), affecting the Shares.

                 b. The Shares and the certificates representing the Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder free and clear of all Liens, except for any Liens arising hereunder. Upon transfer to Acquiror by the Stockholder of the Shares hereunder, Acquiror will have good and marketable title to the Shares, free and clear of all Liens.

                 c. Except for the Shares, the Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company nor is the Stockholder subject to any contract, commitment, arrangement, understanding or relationship that allows or obligates it to vote or acquire any securities of the Company.

                 d. The Stockholder is a limited partnership duly formed, validly existing and in good standing under the laws of California and has full partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by Acquiror and Newco, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                 e. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under,
(i) any material contract, commitment, agreement, partnership agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (ii) any material judgment, writ, decree, order or ruling applicable to the Stockholder or (iii) any material law applicable to the Stockholder.

                 f. To the Stockholder's knowledge, neither the execution and delivery of this Agreement nor the performance by the Stockholder of its obligations hereunder will require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), state antitrust laws or the federal securities laws.

                 g. Except as set forth on Schedule 6.7 to the Merger Agreement and except for actions instituted or, to the Stockholder's knowledge, threatened after the date hereof challenging or seeking to prevent, or which arise as a result, directly or indirectly, of the consummation of the transactions contemplated by this Agreement or the Merger Agreement and solely with respect to matters set forth in this Section 1(g) in which the Stockholder or any of its partners or employees is a party, (i) there are no material suits, claims, arbitrations, mediations, actions or proceedings pending or, to the best of the Stockholder's knowledge, threatened or, to the best of the Stockholder's knowledge, investigations pending or threatened against the Company or the Subsidiary or with respect to any material property or assets of either of them before any Governmental Authority and (ii) neither the Company nor the Subsidiary, nor a material amount of the property or assets of either of them, is subject to any material order, judgment, injunction or decree.

                 h.       As of the date hereof, except as set forth on
Schedule 6.24 to the Merger Agreement or in the Company SEC Filings filed prior to the date hereof, since February 1, 1997, there have been no transactions, agreements, arrangements or understandings between the Company or the Subsidiary, on the one hand, and the Stockholder or any of its partners or employees, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                 i. Neither the Company nor the Subsidiary has any outstanding liabilities or obligations to the Stockholder or any of its partners or employees that were not fully reflected or reserved against in the Company Balance Sheet, except for immaterial travel and other expenses related to service as a director and obligations relating to service as a director (including indemnity obligations).

         2. Representations and Warranties of Acquiror and Newco. Acquiror and Newco jointly and severally represent and warrant to the Stockholder as follows:

                 a. Each of Acquiror and Newco is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, deliver and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Acquiror and Newco and constitutes the legal, valid and binding obligation of each of Acquiror and Newco, enforceable against each of Acquiror and Newco in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                 b. The execution and delivery of this Agreement by each of Acquiror and Newco does not, and the performance by each of Acquiror and Newco of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its certificate of incorporation or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Acquiror or Newco is a party or by which Acquiror or Newco is bound or any judgment, writ, decree, order or ruling applicable to Acquiror or Newco.

                 c. Neither the execution and delivery of this Agreement nor the performance by each of Acquiror and Newco of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Acquiror or Newco or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act, state antitrust laws or the federal securities laws.

         3.      Tender of Shares.

                 a.       Acquiror and Newco jointly and severally agree:

                        i. subject to the conditions of the Offer set forth in Exhibit A to the Merger Agreement and the other terms and conditions of the Merger Agreement, that Newco will commence the Offer within five (5) Business Days (as defined in the Merger Agreement) after the execution of this Agreement;

                      ii. subject to the conditions of the Offer set forth in Exhibit A to the Merger Agreement and the other terms and conditions of the Merger Agreement, that Newco will purchase all shares of Common Stock tendered pursuant to the Offer as promptly as practicable following commencement of the Offer and that Newco will consummate the Merger in accordance with the terms of the Merger Agreement; and

                      iii. not to decrease the price per share to be paid to the Company's stockholders in the Offer below $15.50 per share (the "Tender Offer Price"). The provisions of Section 3(a) shall survive the termination of this Agreement.

                 b. The Stockholder will (i) tender the Shares into the Offer promptly, and in any event no later than the fifth Business Day following the commencement of the Offer, or, if the Stockholder has not received the Offer Documents by such time, within two Business Days following receipt of such documents, and (ii) not withdraw any Shares so tendered (except in the event the Stock Option is exercised). Upon the purchase of all the Shares pursuant to the Offer in accordance with this Section 3, this Agreement will terminate. The Stockholder will receive the same price per Share received by other stockholders of the Company in the Offer with respect to Shares tendered by it in the Offer. In the event that, notwithstanding the provisions of the first sentence of this Section 3(b), any Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement. The Stockholder acknowledges that Newco's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer. On the date the Shares are accepted for payment and purchased by Newco pursuant to the Offer, Newco or Acquiror, as the case may be, shall make payment by wire transfer to the Stockholder of the purchase price for such Shares to an account designated by the Stockholder in the Offer Documents.

                 c. The Stockholder hereby agrees to permit Acquiror to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement, its identity and ownership of Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

         4.      Option to Purchase.

                 a. The Stockholder hereby grants to Acquiror, subject to the terms and conditions hereof, an irrevocable option (the "Stock Option") to purchase the Shares at a purchase price per share of $15.50 per Share (the "Exercise Price"), in the manner set forth in this Section 4. At any time prior to the termination of the Stock Option hereunder, Acquiror (or a wholly owned subsidiary of Acquiror) may exercise the Stock Option, in whole only, if on or after the date hereof:

                        i. any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Acquiror or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), will have:

                                  A.       commenced or announced an intention
to commence a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined in the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as defined in the Exchange Act)) of 50% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis);

                                  B.       acquired beneficial ownership of
shares of Common Stock that, when aggregated with any shares of Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 25% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however, that "Third Party" for purposes of this clause (B) does not include any corporation, partnership, person, other entity or group that beneficially owns more than 25% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis);

                                  C.       acquired assets constituting 25% or
more of the total assets or earning power of the Company taken as a whole;

                                  D.       entered into an agreement with the
Company that contemplates the acquisition of (x) assets constituting 25% or more of the total assets or earning power of the Company taken as a whole or
(y) beneficial ownership of 25% or more of the outstanding voting equity of the Company; or

                      ii. any of the events described in Section 9.1(e) or 9.1(f) of the Merger Agreement that would allow the Company or Acquiror to terminate the Merger Agreement has occurred (after the passage of any time periods set forth in such sections but without the necessity of the Company or Acquiror having terminated the Merger Agreement).

                 In the event that Acquiror wishes to exercise the Stock Option, Acquiror shall give written notice (the "Option Notice", with the date of the Option Notice being hereinafter called the "Notice Date") to the Stockholder specifying the place and date (not earlier than three nor later than ten Business Days from the Notice Date) for closing such purchase (a "Closing"). Acquiror's obligation to purchase the Shares upon any exercise of the Stock Option and the Stockholder's obligation to sell the Shares upon any exercise of the Stock Option are subject (at the election of Acquiror and the Stockholder, respectively,) to the conditions that (i) no preliminary or permanent injunction or other order prohibiting the purchase, issuance or delivery of the Shares issued by any Governmental Authority will be in effect and (ii) any applicable waiting period required for the purchase of Shares under the HSR Act will have expired or an agreement shall have been reached with Governmental Authorities with respect to the Antitrust Laws authorizing consummation of the transactions contemplated hereby, provided that if such injunction or other order has become final and nonappealable, the Stock Option shall terminate; and provided further, that if the Stock Option is not exercisable because either of the circumstances described in clauses (i) or
(ii) exist, then the Stock Option shall be exercisable for the ten Business Day period commencing on the date that the circumstances set forth in clauses (i) or (ii) cease to exist, but in no event shall the Stock Option be exercisable after the date set forth in Section 9(c). Acquiror's obligation to purchase the Shares upon exercise of the Stock Option is further subject (at Acquiror's election) to the condition that there will have been no material breach of the representations, warranties, covenants or agreements of the Stockholder contained in this Agreement or of the Company contained in the Merger Agreement which breach has not been cured within ten Business Days of the receipt of written notice thereof from the Acquiror. The Stockholder's obligation to sell the Shares upon exercise of the Stock Option and the Stockholder's obligations under Section 7 are subject (at the Stockholder's election) to the further conditions that there will have been no material breach of the representations, warranties, covenants or agreements of Acquiror or Newco contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within ten Business Days of the receipt of written notice thereof from the Stockholder. Acquiror agrees to use its best efforts to cause any such waiting period or injunction or order to be terminated or lifted and to obtain all necessary regulatory approvals under the Antitrust Laws.

                 b. At the Closing, (i) the Stockholder shall deliver to Acquiror the certificate or certificates representing the Shares in proper form for transfer upon exercise of the Stock Option in the denominations designated by Acquiror in the Option Notice and (ii) Acquiror shall pay the aggregate purchase price for the Shares by wire transfer of immediately available funds to an account designated by the Stockholder in writing to Acquiror in the amount equal to the product of the Exercise Price and the number of the Shares.

                 c. In the event that Acquiror or Newco pays a price higher than $15.50 per share for Shares tendered into the Offer, the Exercise Price shall be increased to equal such higher price.

                 d. The Stockholder has granted the Stock Option to Acquiror in order to induce Acquiror to enter into and consummate the transactions contemplated by the Merger Agreement. Acquiror and Newco covenant and agree that they will perform their respective obligations under the Merger Agreement. The provisions of this Section 4(d) are intended both for the benefit of the Stockholder and for the benefit of the Company and the other stockholders of the Company and may not be modified, waived or amended without the consent of the Company.

         5.      Transfer of the Shares.

                 a. During the term of this Agreement, the Stockholder will not offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

                 b. The Stockholder agrees to place the following legend on any and all certificates evidencing the Shares:

                 THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN TENDER AND OPTION AGREEMENT, DATED AS OF JANUARY 19, 1998, BY AND BETWEEN ALBERTSON'S, INC. , LOCOMOTIVE ACQUISITION CORP. AND FS EQUITY PARTNERS II, L.P. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

         6. Certain Other Agreements. The Stockholder shall notify Acquiror immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Stockholder or its officers, directors, employees, investment bankers, attorneys, accountants or other agents (each of such actions, an "Interest"), in each case in connection with any Third Party Transaction indicating, in connection with such notice, the name of the person indicating such Interest and the terms and conditions of any related proposals or offers. The Stockholder agrees to cease immediately and cause to be terminated immediately any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Third Party Transaction. In addition, the Stockholder agrees to keep Acquiror informed, on a current basis, of the status and terms of any Third Party Transaction. The Stockholder furthermore agrees not to, and will use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Third Party Transaction, (ii) enter into any agreement with respect to any Third Party Transaction or (iii) in the event of an unsolicited written proposal in respect of a Third Party Transaction, engage in negotiations or discussions with, or provide any information or data to, any person (other than Acquiror, any of its affiliates or representatives and except for information that has been previously publicly disseminated by the Company) relating to any Third Party Transaction. The obligations provided for in this Section 6 shall become effective immediately following the execution and delivery of this Agreement by the parties hereto.

         7.      Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

                 a. The Stockholder hereby agrees that, during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, the Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company and (iii) if requested by Acquiror, in favor of a stockholder resolution proposed by Acquiror in accordance with applicable provisions of the Delaware General Corporation Law (the "DGCL") the purpose of which is to cause the Offer and the Merger to be consummated and which does not relate to the election of directors.

                 b. The Stockholder hereby irrevocably grants to, and appoints, Acquiror and any nominee thereof, its proxy and attorney- in-fact (with full power of substitution) during the term of this Agreement, for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger and (ii) against any





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
action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

                 c. The Stockholder represents that all proxies heretofore given in respect of the Shares, if any, are not irrevocable, and hereby revokes all such proxies given with respect to the Shares.

                 d. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy set forth in this
Section 7 is coupled with an interest and is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

         8. Adjustments. The number and types of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalization, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Stockholder's ownership of the Company's capital stock.

         9. Termination. Except as otherwise specifically provided herein, all obligations under this Agreement will terminate on the earliest of
(a) the date the Merger Agreement is terminated in accordance with its terms or the date the Offer is terminated by Acquiror or Newco as a result of any failure of a condition of the Offer; provided, however, that the provisions of Sections 4(a) shall not terminate until sixty (60) days thereafter (or such later time as permitted by Section 4(a)) if the Merger Agreement was terminated pursuant to Section 9.1(e) or (f) thereof or the Offer was not consummated due to the occurrence of the condition set forth in clause (e) of Exhibit A to the Merger Agreement, (b) the purchase of all the Shares pursuant to the Offer in accordance with Section 3 or pursuant to the Stock Option, or (c) on July 19, 1998; provided, that such date shall be extended to the date of termination of the Merger Agreement if the Company has given notice of termination under
Section 9.1(c) of the Merger Agreement and Acquiror has given the No Termination Notice. The provisions of Section 13 shall survive any termination of this Agreement.

         10. Effectiveness. This Agreement shall not be effective unless and until it shall have been approved by the Company's Board of Directors.

         11. Brokerage. Acquiror, Newco and the Stockholder represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by Acquiror and Newco, on the one hand, and the Stockholder, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Acquiror and Newco, on the one hand, and each Stockholder, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by him, it or any of them, as the case may be.

         12.     Miscellaneous.

                 a. Except for the representations and warranties set forth in Section 1(b), all representations and warranties contained herein will terminate upon the termination of this Agreement.

                 b. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provisions or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                 c. This Agreement contains the entire agreement among the parties in respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

                 d. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in that state. Each party hereto hereby (i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts in the state of Delaware, and appellate courts from any thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.





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
                 e. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

                 f. All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                 If to Stockholder to:

                 FS Equity Partners II, L.P.
                 11100 Santa Monica Boulevard
                 Suite 1900
                 Los Angeles, CA 90025
                 Attention: J. Frederick Simmons
                 Telephone: (310) 444-1822
                 Telecopy:  (310) 444-1870

                 with a copy to:

                 Riordan & McKinzie
                 300 S. Grand Avenue, 29th Floor
                 Los Angeles, CA  90071
                 Attention:  Richard J. Welch, Esq.
                 Telephone: (213) 229-8510
                 Telecopy:  (213) 229-8550

                 If to Acquiror or Newco to:

                 Albertson's, Inc.
                 250 Parkcenter Boulevard
                 P.O. Box 20
                 Boise, ID 83726
                 Attention: Gary G. Michael, Chairman
                 Telephone: (208) 395-6200
                 Telecopy:  (208) 395-6225
                 with a copy to:

                 Albertson's, Inc.
                 250 Parkcenter Boulevard
                 P.O. Box 20
                 Boise, ID 83726
                 Attention: Thomas R. Saldin, Esq.
                 Telephone: (208) 395-6200
                 Telecopy:  (208) 395-6672

                 and:

                 Skadden, Arps, Slate, Meagher & Flom
                 Four Embarcadero Center, Suite 3800
                 San Francisco, CA  94111
                 Attention:  Theodore J. Kozloff, Esq.
                 Telephone:  (415) 984-6400
                 Telecopy:   (415) 984-2698

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                 g. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

                 h. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties.

                 i. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

                 j. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         13. Expenses. Except as provided in Section 4 hereof, all fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

         14.     Further Assurances; Stockholder Capacity.

                 a. The Stockholder shall, upon request of Acquiror or Newco, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Acquiror or Newco to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 7 hereof in Acquiror.

                 b. Nothing in this Agreement shall be construed to prohibit any affiliate of the Stockholder who is a member of the Board of Directors of the Company from taking any action solely in his capacity as a member of the Board of Directors of the Company to the extent specifically permitted by the Merger Agreement or as required by applicable law.

         IN WITNESS WHEREOF, the Acquiror, Newco and the Stockholder have caused this Agreement to be signed by their respective officers or representatives thereunto duly authorized, all as of the date first written above.

                                   ACQUIROR:

                                   ALBERTSON'S, INC.


                                   By: /s/ MICHAEL F. REULING
                                       ----------------------------------
                                       Name: Michael F. Reuling
                                            -----------------------------
                                       Title: Executive Vice President
                                             ----------------------------

                                   NEWCO:

                                   LOCOMOTIVE ACQUISITION CORP.


                                   By:  /s/ MICHAEL F. REULING
                                       ----------------------------------
                                       Name: Michael F. Reuling
                                            -----------------------------
                                       Title: Vice President
                                             ----------------------------


                                   STOCKHOLDER:

                                   FS EQUITY PARTNERS II, L.P.

                                   By:  Freeman Spogli & Co.
                                   Its: General Partner


                                   By: /s/ WILLIAM M. WARDLAW
                                      ----------------------------------
                                      Name: William M. Wardlaw
                                      Title:    General Partner